                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             SUNRISE MEDICAL, INC.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           [LOGO OF SUNRISE MEDICAL]

                        2382 FARADAY AVENUE, SUITE 200
                          CARLSBAD, CALIFORNIA 92008

                               ----------------

             NOTICE OF ANNUAL MEETING TO BE HELD ON APRIL 30, 1996

                               ----------------

Dear Stockholder:

  On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of Sunrise Medical, Inc. to be held at the Del Mar Hilton, 15575 Jimmy Durante Boulevard, Del Mar, California, on Tuesday, April 30, 1996, commencing at 2:00 p.m. We look forward to the opportunity of greeting personally those stockholders who are able to attend.

  At the meeting, you are being asked to:

    1. Elect members of the Board of Directors;

    2. Transact such other business as may properly come before the meeting or any adjournments thereof.

  During the course of the meeting, management will report on the current activities of Sunrise and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

  The Board of Directors fixed the close of business on March 15, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation or adjournment thereof. If you plan to be present, please notify our director of corporate communications, Marcia Vaughan, (at 619/930-1500), so that identification can be prepared for you. Thank you for your interest and consideration.

                                          Sincerely,

                                          /s/ S.A. Jaye

                                          Steven A. Jaye
                                          Vice president, general counsel
                                          and secretary
March 29, 1996

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           [LOGO OF SUNRISE MEDICAL]
                        2382 FARADAY AVENUE, SUITE 200
                          CARLSBAD, CALIFORNIA 92008

                              ------------------

                                PROXY STATEMENT

                              ------------------

                        ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 30, 1996

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sunrise Medical, Inc., a Delaware corporation (the "company" or "Sunrise"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Del Mar Hilton, 15575 Jimmy Durante Boulevard, Del Mar, California, on Tuesday, April 30, 1996, commencing at 2:00 p.m., and any postponement or adjournment thereof. It is anticipated that this Proxy Statement, together with the proxy and the revised 1995 Annual Report to Stockholders, will first be mailed to the company's stockholders on or about March 29, 1996.

  Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by filing with the secretary of the company a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and, prior to the voting of the proxy, indicating to the secretary of the meeting a desire to vote his or her shares in person. Holders whose shares are in street name should consult with their brokers concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy will be voted as directed by the holder on the proxy card. If no choice is specified, proxies will be voted FOR the directors nominated by the Board of Directors.

  The affirmative vote of the holders of a plurality of the shares of the company's Common Stock, $1.00 par value (the "Common Stock"), represented in person or by proxy and entitled to vote at the Annual Meeting will be required to elect each director to be elected at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of the company's Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of any other matter presented at the Annual Meeting for approval.

  The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of votes cast for or against a matter. For the purposes of determining the outcome of any matter, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting by properly signed and returned proxies but with respect to which the broker or nominee is not empowered to vote on a particular matter) will be treated by the election inspector as not present and not entitled to vote with respect to that matter (although such shares may be entitled to vote on other matters), but will be deemed to be present and entitled to vote for quorum purposes.

  The company will bear the entire expense of this proxy solicitation. Copies of solicitation material may be furnished to brokerage houses, fiduciaries, and custodians to forward to their principals, and the company may reimburse them for their reasonable expenses in connection therewith. Solicitation may be made by telephone or otherwise by officers, directors or employees of the company (who will receive no compensation therefor other than their regular compensation).

  The close of business on March 15, 1996 was fixed as the record date for determination of holders of the company's Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 18,825,449 shares of Common Stock. Subject to cumulative voting rights in the election of directors (see "Proposal 1, Election of Directors"), holders of Common Stock are entitled to one vote per share on each matter submitted to or acted upon by the stockholders at the Annual Meeting. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Eight directors, comprising the entire membership of the Board of Directors of the company, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders intend to vote the shares represented by the proxies received by them for the eight nominees shown below for a term of one year and until their successors are duly elected and qualified.

  If at the time of the Annual Meeting any of such nominees should be unable or decline to serve, the authority provided in the proxy to vote for the election of directors may be exercised to vote for a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

  Stockholders are entitled to cumulative voting rights in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The proxy solicited by the Board of Directors confers discretionary authority on the proxy holders to cumulate votes so as to elect the maximum number of nominees.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE

NOMINEES FOR DIRECTORS

                                          CURRENT POSITIONS         DIRECTOR OF THE
             NAME              AGE         WITH THE COMPANY          COMPANY SINCE
             ----              --- -------------------------------- ---------------
      Richard H. Chandler.....  53 Chairman of the board, president
                                    and chief executive officer          1983
      Lee A. Ault III.........  59 Director                              1988
      Lloyd E. Cotsen.........  67 Director                              1989
      Babette Heimbuch........  48 Director                              1994
      Murray H. Hutchison.....  56 Director                              1983
      William L. Pierpoint....  57 Director                              1985
      Joseph Stemler..........  65 Director                              1989
      John R. Woodhull........  62 Director                              1986

  The business experience, principal occupations and employment of each of the nominees for at least the past five years are as follows:

  RICHARD H. CHANDLER has served as chairman of the Board of Directors and chief executive officer of the company since its inception in January 1983 through the present. In January 1996 he also became president of the company, a position he previously held from January 1983 until July 1993. From 1982 to 1983, he was President of the Richard H. Chandler Company, a management consulting firm, during which period he planned the formation of the company. From 1977 to 1982, he was president and chief executive officer of Abbey Medical, Inc., except for six months in 1979 when he was group vice president of Sara Lee Corporation. Mr. Chandler participated in the leveraged buy-out of Abbey Medical from Sara Lee Corporation in June 1979 and arranged for its sale to American Hospital Supply Corporation in April 1981.

  LEE A. AULT III was elected a director of the company on January 28, 1988. From 1968 until January 1992, Mr. Ault was chief executive officer of Telecredit, Inc., a payment services company, serving as its president from 1968 until 1983 and as chairman from 1983 until January 1992. Following the acquisition of Telecredit by Equifax Inc., a New York Stock Exchange ("NYSE") listed information services company in December 1990, Telecredit became a subsidiary of Equifax, and Mr. Ault was also named senior vice president and a director of Equifax. He has since retired as an executive of Equifax, but is still a member of the Board of Directors of Equifax, as well as the Board of Directors of Alex. Brown & Sons Incorporated and Viking Office Products, Inc.

  LLOYD E. COTSEN was elected a director of the company on August 30, 1989. Mr. Cotsen served as chief executive officer of Neutrogena Corporation, a publicly-owned skin care and hair care products company from 1973 to 1995. He also served as president and chairman of the Board of Directors of Neutrogena for portions of this time. He retired from all positions with Neutrogena in July 1995. Mr. Cotsen is currently a private investor and also a director of Darwin Molecular Corporation, a privately held company.

  BABETTE HEIMBUCH was elected a director of the company on January 21, 1994. Since 1982 Ms. Heimbuch has held positions of increasing responsibility with First Federal Bank of California and its parent company, FirstFed Financial Corporation, a NYSE-listed company, and currently serves as president and chief operating officer of both companies. She has been a director of FirstFed Financial since 1987 and a director of First Federal Bank since 1986. Ms. Heimbuch also serves on the Board of Trustees of the Santa Monica--UCLA Medical Center and the Board of Directors of the Western League of Savings Institutions.

  MURRAY H. HUTCHISON was elected a director of the company on May 10, 1983. Mr. Hutchison was chairman of International Technology Corporation, a NYSE-listed environmental management company, from 1976 to 1994, and was its chief executive officer from 1976 to 1992. Mr. Hutchison is currently a private investor and is chairman of the Board of Directors for Advanced Access Inc. and also serves on the Board of Directors of the Winston Tire Company and the Olson Company.

  WILLIAM L. PIERPOINT was elected a director of the company on October 30, 1985. From 1977 to 1988, he was president and chief executive officer of Summit Health Ltd., a publicly-owned, integrated health care company. Mr. Pierpoint is a certified public accountant, and since 1988 has been a private investor. In 1995 he became vice chairman of Strategic Partners Inc. (dba Cherokee Uniforms), a privately held company.

  JOSEPH STEMLER was elected a director of the company on January 26, 1989. From 1989 through July 1995, Mr. Stemler served as chairman, president, chief executive officer and a director of La Jolla Pharmaceutical Company, a biotechnology and genetic engineering concern involved in the development of drugs to treat autoimmune diseases. He currently serves as chairman of the Board of Directors of La Jolla Pharmaceutical Company. Mr. Stemler became president and chief executive officer of Quidel Corporation in 1985, chairman and chief executive officer in 1988, chairman in 1990 and vice chairman in 1991. Mr. Stemler was president and chief executive officer of Bentley Laboratories, Inc. from 1978 to 1985. Mr. Stemler also serves on the Board of Directors of the Scholle Corporation and Safeskin Corporation, a publicly traded company.

  JOHN R. WOODHULL was elected a director of the company on September 29, 1986. Mr. Woodhull is chairman, president and chief executive officer of Logicon, Inc., a NYSE-listed company which provides electronic systems and high-technology services to industry and government. Mr. Woodhull joined Logicon in 1964, was elected to the Board of Directors a year later, and attained the position of president and chief executive officer in 1969. Mr. Woodhull also serves on the Board of Directors of Adams Business Forms, Inc., FirstFed Financial Corporation, First Federal Bank of California and YMCA of Metropolitan Los Angeles.

MEETINGS AND ATTENDANCE

  The Board of Directors met six times during the fiscal year ended June 30, 1995. Of the four standing committees, the Executive Committee did not meet in 1995, while the Audit Committee met three times, the Compensation Committee met three times, and the Stock Option Committee met six times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of the committees of the Board on which such directors served, except for Mr. Cotsen, whose attendance was 66.7% (6 out of 9 meetings).

COMMITTEES

  Audit Committee. The Audit Committee, comprised solely of outside directors, meets with the company's independent and internal auditors and makes recommendations to the Board of Directors concerning acceptance of the reports of such auditors and reviews and makes recommendations to the Board concerning the accounting policies of the company and the selection of the company's independent auditors. The Audit Committee chair is Mr. Pierpoint. Other members are Messrs. Cotsen and Stemler and Ms. Heimbuch.

  Compensation, Stock Option and Nominating Committees. The Compensation Committee, consisting solely of outside directors, meets with management and makes recommendations to the Board concerning executive officer and key employee compensation and concerning payments to be made under the Management Incentive Bonus Plan and the Special Bonus Plan, as well as company contributions to be made under the Profit Sharing/Savings Plan. The Compensation Committee also functions as the Stock Option Committee, administering the Amended and Restated Stock Option Plan for Key Associates (the "1983 Stock Option Plan") and the 1993 Stock Option Plan. In addition, this committee functions as a nominating committee regarding vacancies in the Board of Directors. Members of the Compensation Committee are Messrs. Ault, Hutchison and Woodhull, with Mr. Hutchison serving as chair.

  Executive Committee. The Executive Committee, consisting of Messrs. Chandler, Hutchison and Pierpoint, meets on an as-needed basis with the authority to make Board-level decisions between regularly scheduled Board meetings. The Executive Committee did not meet in fiscal 1995. Mr. Chandler is chair of this committee.

  Special Committee. The Special Committee, comprised of all of the outside directors of the company, was formed in October 1995 to direct an investigation into financial reporting irregularities at the company's Bio Clinic subsidiary, and to take action with respect to the results of such investigation. Ms. Heimbuch is chair of this committee.

COMPENSATION

  Compensation of the outside directors is determined by action of the entire Board after receiving the recommendations of the chief executive officer. Currently, outside directors are paid a $2,000 per year retainer and $1,000 for each Board meeting attended. In addition, committee members are paid $500 per meeting, if a separate committee meeting is held the same day as a Board meeting, and $750 if a committee meeting is held on a day other than a scheduled Board meeting ($500 if a committee meeting is telephonic). Committee chairs also receive a $1,500 annual retainer. Each outside director is granted an option under the company's 1993 Stock Option Plan to purchase 5,000 shares of Common Stock upon his or her initial election to the Board and every four years thereafter if still a director. The company has no other contracts or other arrangements pursuant to which any non-employee director was compensated during the year.

                      COMPENSATION OF EXECUTIVE OFFICERS

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and overseeing the policies that govern company compensation and benefit practices. As part of these functions, the Committee evaluates the performance of the chief executive officer, reviews with senior management the performance of executive officers generally, and determines their respective compensation levels in terms of salary, bonuses and related benefits. All determinations of the Compensation Committee are subject to Board approval, other than stock and option based compensation, which is determined solely by the Stock Option Committee. The Committee has established a number of objectives which serve as guidelines in making all compensation decisions, including:

  . The integration of compensation programs with the company's strategic focus in order to achieve its long-term competitive objectives and strategic intent;

  . The reward of annual financial performance through group bonus incentives that pay for performance and treat each divisional team independently, reinforcing the company's corporate culture;

  . The encouragement of consistent, long-term enhancement of stockholder value by providing multi-year performance incentives through a contingent long-term bonus plan and equity ownership through stock options; and

  . The development and implementation of a competitive total compensation program which enables the company to attract and retain high-caliber employees ("Associates") at all levels.

COMPENSATION PHILOSOPHY

  The company's compensation philosophy rewards individual and team performance on the basis of both quantitative and qualitative factors. Associates at all levels participate in one or more of the company's various incentive plans. Of the eight plans currently in effect, two apply to senior executives; the other six are aimed more broadly at different groups, including middle managers, engineers, sales Associates and hourly factory and office Associates.

  The company is comprised of a group of operating subsidiaries (referred to by the company as "divisions"), each led by its own management team. Some divisions are devoted to manufacturing a particular product line, while others focus on distributing the company's products in a specific country or geographic region. Each division's performance is measured and rewarded with year-end bonuses computed independently of the others, while the company's stock option program encourages key managers at all divisions to focus on the company's performance as a whole.

  The company's compensation philosophy and programs require that bonuses be based on achievement of both team financial goals (i.e., corporate or division) and individual performance objectives. However, no bonus is paid unless that division delivers a profit increase for the year. Similarly, corporate office executives receive no bonus unless earnings per share have increased over the prior year. Even if a bonus is earned based on profit performance, the executive must still accomplish his or her personal objectives for the year in order to qualify for the designated amount.

  Since the discovery of divisional accounting irregularities in the second quarter of fiscal 1996, the Committee has reviewed again the company's compensation philosophy and programs, while utilizing the assistance of an outside executive compensation expert. The Committee reaffirmed its belief in the company's philosophy of paying for performance. Given the company's decentralized structure, the Committee continues to support a compensation system that rewards divisional executives based on the operating performance of their respective divisions, as properly reported and audited. The alternative, tying divisional executives to corporate results, would penalize the above average divisions while allowing poor performers to receive a bonus they did not earn based on their own division's results.

  In applying this compensation philosophy, the Committee continues to believe that the components of executive compensation should include base salary, annual and long-term incentive compensation, stock option grants and other benefits. A brief summary of each component follows.

BASE SALARY

  Base salaries are competitive with market rates and are based on an internal evaluation of the responsibilities required for each position. The Committee relies on outside industry surveys to assess salary competitiveness, as well as reviewing hiring and turnover patterns within the company. Salary increases are based on annual supervisor reviews and are intended to reflect individual as well as group performance. Annual increases for salaried Associates are all awarded on the same day (the Monday closest to September 1) so as to ensure fairness across the company and to incorporate both the previous fiscal year's operating results and individual performances. The company provides opportunities for compensation above the base salary level through its annual and long-term incentive compensation programs.

ANNUAL INCENTIVE COMPENSATION

  The company has used throughout its history a Management Incentive Bonus Plan (the "MIB Plan") pursuant to which members of management are eligible to receive annual cash bonuses. Generally, each bonus will be based on both the achievement of individual objectives agreed upon by the manager and his or her immediate supervisor, and upon attainment of certain earnings targets by the company as a whole (in the case of corporate management), or by the division (in the case of division management). With regard to the company's performance, the two primary measures used for determining bonuses are the company's earnings per share ("EPS") growth and its return on equity, both of which influence stockholder value. A division's performance is measured against goals for earnings growth (after a capital charge on any cash drawn), and with penalties for failure to achieve certain levels of return on net assets. No bonus is paid at either the corporate or divisional level unless earnings exceed prior year results. Earnings goals are approved annually by the Board of Directors and are tied to the company's operating plan. The maximum payout that can currently be earned under the MIB Plan ranges from 10% to 80% of a person's annual salary, depending upon his or her position.

LONG-TERM INCENTIVE COMPENSATION

  The company adopted a Special Bonus Plan (the "SBP" or "SB Plan") in 1990 for the purpose of providing incentive cash bonuses to certain executives of the company and its divisions, contingent upon their unit's consistently exceeding its earnings targets over a moving three-year performance period. In such cases, the awards are calculated based on a percentage of the amount by which actual base year earnings exceed the target, without a ceiling. After the close of each of the two succeeding fiscal years, cash payouts equal to 50% of the bonus previously accrued will be made to eligible executives still employed on such dates, but only if the earnings goals for that year have been attained. Any incentive bonus not so earned by an executive will be forfeited and used to help make up the profit shortfall. The SBP supplements the yearly rewards of the MIB Plan and is designed to encourage multi-year, sustained growth. Because the SBP is uncapped and rewards performance over a three-year period, the SBP provides complementary incentives to the annual MIB Plan. In practice, the SBP has provided supplemental income of up to 27% of annual salary for executives at units achieving over-target performance three years in a row, with the average percentage earned being much lower than that.

STOCK OPTIONS

  Certain management Associates of the company are eligible to receive periodic grants of non-qualified and incentive stock options pursuant to (i) the company's 1983 Stock Option Plan, and (ii) the 1993 Stock Option Plan. The Stock Option Committee of the Board of Directors establishes the terms of options granted under both plans. Options which have been granted under both the 1983 and 1993 Plans become exercisable in four equal annual increments beginning on the first anniversary date of the grant. The option price, which is determined by the Stock Option Committee, must, for incentive stock options, be equal to at least 100% of the fair market value of the shares covered by the option on the date of grant. Options are granted to certain management Associates and are intended to retain them and motivate them to improve the company's long-term stock market performance, aligning their interests with those of stockholders. In determining the number of options to be granted to an Associate, the Stock Option Committee takes into account a number of factors, including the individual's level and scope of responsibility, job performance, and the overall competitiveness of his or her compensation package compared to outside industry surveys.

PROFIT SHARING CONTRIBUTION

  The company contributes to a Profit Sharing/Savings Plan in which all domestic Associates (except those under certain collective bargaining agreements) may participate. It is a deferred 401(k) plan which serves as the company's only form of retirement plan for Associates in the United States. Annual awards for Associates under the profit sharing portion of the plan can vary from 4% to 6% of compensation, contingent upon attainment of certain earnings targets by the company as a whole in the case of corporate office Associates, or by the division, in the case of division Associates. The savings portion of the plan provides Associates with a company matching contribution which matches their voluntary savings on a dollar-for-dollar basis up to a maximum of $400. Associates employed outside the United States have a defined contribution plan in effect which generally mirrors the United States plan, to the extent appropriate in view of local laws and practices.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing the fiscal 1995 compensation for the company's chairman, president and chief executive officer, Mr. Richard H. Chandler, the Committee at its August 1995 meeting followed its established guidelines as outlined above. Thus, the Committee concluded in good faith that the leadership of Mr. Chandler during fiscal 1995 produced a net income growth of 19% and EPS growth of 16%, based on the company's audited results as originally reported, and a payout was made under the MIB Plan totaling $124,800, or 31.2% of his base salary. In addition, $64,805 (accrued in prior years) was paid out under the SBP in 1995 for over-target profit performance during each of the two preceding years, providing an SBP payout of 16.2% of his base salary. His combined bonus under both plans in fiscal 1995 was thus 47.4% of his base salary. The company also contributed $7,300 to Mr. Chandler's 401(k) account, which was below the 4.6% of compensation he otherwise would have earned under the plan because of the Internal Revenue Service ceiling imposed on profit sharing plan contributions.

  Pursuant to the company's SBP, the amounts initially accrued against earnings in fiscal years 1994 and 1995 as Mr. Chandler's contingent award for the company's performance in those years as originally reported have been adjusted to zero to reflect the subsequent restatement of financial results for fiscal years 1994 and 1995.

  The Compensation Committee retained an outside management compensation consultant to prepare a study (described below), which indicated that Mr. Chandler's salary and total compensation package were below the median level for a group of "Comparable Employers." As a result, the Committee increased Mr. Chandler's base salary by $75,000 on September 1, 1995. This increase brought Mr. Chandler's base salary to approximately the median of the Comparable Employers group. In addition, the Committee approved a non-qualified stock option grant effective August 21, 1995 to purchase 22,000 shares of company Common Stock contingent upon stockholder approval of certain amendments to the 1993 Stock Option Plan. The company subsequently withdrew the proposed amendments, so the options were not and will not be issued. In view of the company's financial restatement, the Committee has decided not to award Mr. Chandler any stock options in fiscal 1996.

1996 EXECUTIVE COMPENSATION PLANS

  On August 23, 1994, the Committee commissioned a report from an independent consulting firm regarding executive compensation paid by other companies having similar revenues and businesses ("Comparable Employers"). In determining the group of Comparable Employers, the independent consultant assembled market data on medical device manufacturers with similar revenues. The Comparable Employers group is similar in composition to the S&P Medical Products & Supplies Index included in Five Year Cumulative Total Return Comparison graph included in this proxy statement. The Committee believes that total cash compensation for company executives should be targeted within the 25th to 75th percentile of executives at Comparable Employers when the company meets commensurately challenging financial goals. Where executives fall within that range will depend on their seniority and their consistency in performance. This approach is consistent with the Committee's responsibility to link executive compensation with the company's financial performance while also reflecting competitive market data.

  A report was presented to the Committee on June 26, 1995 by the independent consultant. The Committee adopted recommendations from the consulting firm on various facets of the company's executive compensation plan. Overall, executive base salaries were found to be within the 25th to 75th percentile range and at appropriate levels for Comparable Employers, with the primary exception being the chief executive officer, whose salary was considerably below the median. Additionally, the opportunity for management to earn higher compensation based on company and individual performance was not as competitive. The independent consultant therefore recommended changes to the Management Incentive Bonus Plan (the "MIB Plan"), the Special Bonus Plan (the "SBP") and the 1993 Stock Option Plan. The Compensation Committee approved at its August 21, 1995 meeting, the implementation of the MIB and SBP recommendations for fiscal 1996, as summarized below, but subsequently decided to withdraw its proposed amendment to the 1993 Stock Option Plan after learning that prior year financial results would have to be restated.

  MIB Plan. The independent consultant recommended amending the company's two executive bonus plans to bring total cash compensation up to competitive levels. The Committee concluded that payout percentages under the MIB Plan were low, and increases should be implemented at the senior corporate officer level. The chief executive officer's MIB Plan payout percentages were changed to a 0/40/80% payout range (increased from 0/25/50%) of 1995 base salary (i.e., 0% of the base salary for earnings below prior year earnings; 40% of base salary payment for achieving "on-target" earnings; and 80% of base salary payment for achieving "maximum" earnings as set by the board). MIB Plan payout percentages for the three senior vice presidents of the company were changed to 0/30/60% of 1996 base salary (increased from 0/25/50%). The MIB payout levels for other managers were judged by the consultant to be competitive and were left unchanged. Bonus earnings targets for fiscal 1996 were set by the Board prior to discovery of the financial reporting irregularities, and the Board will not reduce these targets, which makes it unlikely that any MIB or SBP bonus payments will be earned by corporate officers in fiscal 1996.

  SB Plan. The Committee decided to broaden the eligibility of this program to include corporate officers, division presidents, division vice presidents and country general managers. Awards under this program for the chief executive officer, chief financial officer, senior vice presidents of operations and division presidents will be calculated at 10% of their base salary when on-target earnings are reached and 20% of their base salary if maximum earnings are achieved. All other executives listed above will receive awards based on a calculation of 5% of their base salary when on-target earnings are reached and 10% of their base salary if maximum earnings are achieved. If earnings exceed the maximum, 15% of such earnings excess will be shared with the management team that delivered it, in the form of an additional contingent SBP award. (The previous plan provided for 30% of the earnings excess to be so awarded.) The goal of these SBP changes was to shift a greater portion of executive compensation from annual to longer term performance incentives and to broaden participation in the plan, while improving the overall competitiveness of the company's compensation programs.

  Stock Option Plan. The company originally proposed for shareholder approval an amendment to the 1993 Stock Option Plan which would have changed a number of its features while also increasing the number of additional options becoming available for grant each year from 1.5% to 2.0% of shares outstanding. In view of the financial restatement, the company has decided not to propose any amendments to the 1993 Stock Option Plan at this time.

  This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Lee A. Ault III                Murray M. Hutchison             John R. Woodhull
                               Chairman

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation for services in all capacities to the company for the fiscal years ended June 30, 1995, July 1, 1994 and July 2, 1993, of those persons who were at June 30, 1995 the company's chief executive officer and the four other most highly-compensated executive officers (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

- - -------------------------------------------------------------------------------

                                                                  LONG-TERM
                                                                COMPENSATION
                                                               ---------------
                                     ANNUAL COMPENSATION       AWARDS PAYOUTS
                                ------------------------------ ------ --------
                                                     OTHER     STOCK    LTIP    ALL OTHER
   NAME AND PRINCIPAL    FISCAL           BONUS      ANNUAL    OPTION  PAYOUTS COMPENSATION
        POSITION          YEAR   SALARY     (1)   COMPENSATION GRANTS    (2)        (3)
- - -------------------------------------------------------------------------------------------
Richard H. Chandler.....  1995  $400,000 $124,800     --       20,000 $ 64,805   $10,509
 Chairman of the board    1994   370,000   92,593     --       25,000  102,150    13,919
 and chief executive      1993   325,000  160,875     --       20,000   84,300    17,883
 officer (4)
Larry C. Buckelew.......  1995   300,000   93,600     --       15,000   15,377     8,028
 President and chief      1994   275,000   69,575     --       20,000   18,650    11,054
 operating officer (4)    1993   210,000  100,837     --       40,000   26,600    14,765
Thomas H. O'Donnell.....  1995   240,000  102,538     --        5,000   65,528     8,480
 President, Quickie       1994   232,000   82,347     --        5,000   74,998    13,946
 Designs Inc. (5)         1993   222,000  105,450     --       10,000   47,550    16,339
Barrie Payne............  1995   209,000  102,177     --        5,000   38,834     9,841
 Managing director,       1994   200,000   52,805     --        5,000   41,800    13,833
 Sunrise Medical Ltd. (6) 1993   191,000   88,443     --       10,000    5,650    17,628
Richard Kollisch (7)....  1995   212,738  104,242     --        5,000      --     10,637
 President, Sopur         1994   184,220   15,443     --        5,000      --        --
 Medizintechnik GmbH.     1993   178,581      --      --       10,000      --        --

- - -------------------------------------------------------------------------------

(1) The amounts reflect the bonuses accrued under the Management Incentive Bonus Plan in the designated fiscal years. See the Compensation Committee Report to Stockholders for a description of this plan.

(2) The amounts reflect contingent bonuses accrued in prior years under the Special Bonus Plan which were earned based on performance attained in the designated fiscal years. See the Compensation Committee Report to Stockholders for a description of this plan.

(3) Reflects the amount of cash contributions by the company to the Profit Sharing/Savings Plan on behalf of the Named Officers. This amount reflects both matching contributions and profit sharing portions. Also included are certain life insurance premiums paid for by the company. The company has no defined benefit or other actuarial plan covering the Named Officers.

(4) During fiscal 1993, Mr. Chandler was chairman of the board, chief executive officer and president of the company, while Mr. Buckelew was president of Bio Clinic Corporation, a company subsidiary. On July 1, 1993, Mr. Buckelew became president of the company while Mr. Chandler continued to serve as chairman and chief executive officer of the company. On August 23, 1994, Mr. Buckelew was also elected a director and chief operating officer of the company. Mr. Buckelew resigned as an officer, director and employee of the company on January 2, 1996, and Mr. Chandler again became chairman, president and chief executive officer of the company. See "Certain Transactions" below.

(5) During fiscal 1993, 1994, 1995 and the first half of fiscal 1996, Mr. O'Donnell was president of Quickie Designs Inc., a company subsidiary. In January 1996 he was elected senior vice president--North America for the company.

(6) During fiscal 1993, 1994, 1995 and the first half of fiscal 1996, Mr. Payne was managing director of Sunrise Medical Ltd., a company subsidiary. In January 1996 Mr. Payne was elected senior vice president--Europe for the company.

                                             (footnotes continued on next page)

(7) Mr. Kollisch's compensation is denominated in German deutsche marks. For purposes of this table, all amounts have been converted to dollars at the exchange rate in effect as of June 30, 1995. Mr. Kollisch and the company entered into an employment agreement as of March 31, 1992, pursuant to which Mr. Kollisch is entitled, under certain circumstances, to receive a severance payment in the event of the termination of his employment by the company equal to eight months of salary plus one additional month of salary for each year he is employed by the company after fiscal 1996.

STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

  The following table sets forth information concerning options granted under the 1993 Stock Option Plan to the Named Officers during the 1995 fiscal year.

                       OPTION GRANTS IN FISCAL YEAR 1995

- - -------------------------------------------------------------------------------

                                      INDIVIDUAL GRANTS
- - ---------------------------------------------------------------------------------------------

                                                                  POTENTIAL REALIZABLE VALUE
                                                                   AT ASSUMED ANNUAL RATE OF
                                                                   STOCK PRICE APPRECIATION
                                                                      FOR OPTION TERM (2)
                                                                  ---------------------------
                                   PERCENT
                                   OF TOTAL
                        OPTIONS    OPTIONS     EXERCISE
                        GRANTED  GRANTED IN     PRICE     EXPIRATION
       NAME               (1)    FISCAL YEAR  PER SHARE      DATE         5%            10%
- - -------------------------------------------------------------------------------------------------
Richard H. Chandler..... 20,000      7.1%       $23.50     8/23/2004    $307,797       $  768,512
Larry C. Buckelew(3).... 15,000      5.4         23.50     8/23/2004     230,848          576,384
Thomas H. O'Donnell.....  5,000      1.8         23.50     8/23/2004      76,949          192,128
Barrie Payne............  5,000      1.8         23.50     8/23/2004      76,949          192,128
Richard Kollisch........  5,000      1.8         23.50     8/23/2004      76,949          192,128
                                                                        --------       ----------
Totals...........................................................       $769,492       $1,921,280
Increase in Total Stock Market Capitalization of the company
 (under same assumptions) (4)....................................   $364 million   $922.5 million

- - -------------------------------------------------------------------------------
(1) All grants were in the form of non-qualified stock options.

(2) Potential realizable value is calculated as the aggregate difference between the market price of the Common Stock and the option exercise price assuming that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and are not an estimate of future stock price growth.

(3) In connection with Mr. Buckelew's resignation as an officer, director and employee of the company on January 2, 1996, all vested and unvested options held by Mr. Buckelew were terminated. See "Certain Transactions" below.

(4) This line is presented for comparative purposes and reflects, for all outstanding shares as of June 30, 1995, the aggregate potential realizable increase in value that would result if the company's stock price were to increase from the market price on June 30, 1995 ($31.125 per share) by the same compound annual rates set forth in the table over a 10-year period ending June 30, 2005. These amounts are not an estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the Named Officers concerning the exercise of options during fiscal 1995 and unexercised options held as of the end of fiscal 1995.

  OPTION EXERCISES IN FISCAL 1995 AND VALUE OF OPTIONS AT END OF FISCAL 1995

- - -------------------------------------------------------------------------------

                                                     NUMBER OF           VALUE OF UNEXERCISED
                          SHARES                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                         ACQUIRED   VALUE        AT JUNE 30, 1995        AT JUNE 30, 1995 (2)
                           UPON    REALIZED  ------------------------- -------------------------
          NAME           EXERCISE    (1)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - ------------------------------------------------------------------------------------------------
Richard H. Chandler.....  92,500  $2,020,582   16,250       66,250      $189,663     $772,788
Larry C. Buckelew(3)....  22,500     566,573   55,000       60,000       781,550      628,425
Thomas H. O'Donnell.....     --          --    47,250       23,750       899,973      318,738
Barrie Payne............   2,450      69,185   33,800       18,750       666,303      228,738
Richard Kollisch........     --          --    21,250       18,750       364,363      234,363
- - ------------------------------------------------------------------------------------------------

(1) Based on the market value of the underlying shares on the exercise date minus the option exercise price per share.

(2) Calculated on the basis of the fair market value of the underlying shares as of June 30, 1995 ($31.125 per share) minus the exercise price.

(3) In connection with Mr. Buckelew's resignation as an officer, director and employee of the company on January 2, 1996 all vested and unvested options held by Mr. Buckelew were terminated. See "Certain Transactions" below.

LONG-TERM INCENTIVE PLAN

  The following table sets forth information with respect to the Named Officers concerning the awards made under the company's Special Bonus Plan during fiscal 1994 and 1995. See the Compensation Committee's Report to Stockholders for a description of this plan.

                        LONG-TERM INCENTIVE PLAN TABLE

- - -------------------------------------------------------------------------------

                                                      ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE OR              UNDER
                                  OTHER PERIOD UNTIL NON-STOCK PRICE-BASED PLANS
                                    MATURATION OR    FROM 1994 AND 1995 ACCRUALS
                                        PAYOUT       ---------------------------
              NAME                  (FISCAL YEAR)    THRESHOLD TARGET MAXIMUM(1)
- - --------------------------------------------------------------------------------
Richard H. Chandler..............        1996           --      --     $     0
                                         1997           --      --           0
Larry C. Buckelew(2).............        1996           --      --           0
                                         1997           --      --           0
Thomas H. O'Donnell..............        1996           --      --      14,700
                                         1997           --      --       3,921
Barrie Payne.....................        1996           --      --      23,434
                                         1997           --      --      22,300
Richard Kollisch.................        1996           --      --      39,880
                                         1997           --      --      39,880

- - -------------------------------------------------------------------------------

(1) Represents accruals for fiscal 1994 and 1995 that would be earned assuming applicable financial performance goals are achieved. Under the Special Bonus Plan, the designated amounts will be paid in full if the performance goals for the designated fiscal year are achieved, or forfeited if performance falls short of the goals for that fiscal year. Amounts reflected for fiscal 1997 may increase by additional accruals in fiscal 1996 if certain fiscal 1996 performance targets are exceeded. Amounts previously accrued for corporate office executives during fiscal years 1994 and 1995 were adjusted to zero to reflect the restatement of financial results for these prior years.

(2) Mr. Buckelew resigned as an officer, director and employee of the company on January 2, 1996. See "Certain Transactions" below.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 Index and the S&P Medical Products and Supplies Index. The graph assumes that the value of the investment in the company's Common Stock and each index was $100 at June 30, 1990, and that all dividends were reinvested.

                FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON (1)



                             [GRAPH APPEARS HERE]

                                                    JUNE 30,
                                 -----------------------------------------------
                                  1990    1991    1992    1993    1994    1995
                                 ------- ------- ------- ------- ------- -------
Sunrise Medical, Inc...........  $100.00 $158.73 $182.54 $307.94 $277.78 $395.24
S&P 500 Index..................   100.00  107.40  121.81  138.44  140.39  176.99
S&P Medical Products & Supplies
 Index.........................   100.00  132.92  151.78  124.49  120.01  184.12

(1) The graph covers the period from June 30, 1990 to June 30, 1995.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 15, 1996, the number and percentage of shares of the company's Common Stock beneficially owned, directly or indirectly, by each of the company's directors and Named Officers, and by the directors and executive officers of the company as a group. The address for each person listed below is 2382 Faraday Avenue, Suite 200, Carlsbad, California 92008. Management knows of no person, except for Mr. Chandler (who serves as the company's chairman of the Board of Directors, president and chief executive officer) who owns beneficially or of record as much as five percent of the outstanding shares of the company's Common Stock.

                                                      SHARES BENEFICIALLY
                                                   OWNED AT MARCH 15, 1996(1)
                                                   --------------------------
                                                      NUMBER         PERCENT
      NAME OF BENEFICIAL OWNER                       OF SHARES       OF CLASS
      ------------------------                     --------------- ------------
      DIRECTORS
        Richard H. Chandler(2)....................       1,925,958         10.2%
        Lee A. Ault III...........................          26,000            *
        Larry C. Buckelew(3)......................              60            *
        Lloyd E. Cotsen...........................          13,250            *
        Babette Heimbuch..........................           2,900            *
        Murray H. Hutchison.......................          23,750            *
        William L. Pierpoint......................          22,970            *
        Joseph Stemler............................          32,118            *
        John R. Woodhull..........................          20,750            *
      NAMED OFFICERS(4)
        Thomas H. O'Donnell.......................          65,253            *
        Barrie Payne..............................          60,090            *
        Richard Kollisch..........................          31,250            *
      ALL DIRECTORS & EXECUTIVE OFFICERS
       AS A GROUP (22 PERSONS)....................       2,383,348         12.7%

- - --------
   *Less than 1%
(1) Includes shares held for the benefit of the named person as of March 15, 1996 under the Sunrise 401(k) plan, as well as shares deemed to be outstanding pursuant to stock options presently exercisable or exercisable within 60 days after March 15, 1996. On the record date, March 15, 1996, there were a total of 18,825,449 shares of the company's Common Stock issued and outstanding.

(2) Does not include 240,000 shares held in trust for the benefit of Mr. Chandler's children, as to which Mr. Chandler disclaims beneficial ownership. Also does not include 22,000 shares contributed to a non-profit foundation of which Mr. Chandler and family members are directors and as to which Mr. Chandler disclaims beneficial ownership.

(3) Mr. Buckelew resigned as an officer, director and employee of the company on January 2, 1996.

(4) Excludes Richard H. Chandler and Larry C. Buckelew who are listed in the table under Directors.

                             CERTAIN TRANSACTIONS

  To assist the company's then president in his relocation, the company loaned approximately $115,000 to Mr. Buckelew in March 1994. On January 2, 1996, Mr. Buckelew resigned as an officer, director and employee of the company, and executed a Resignation Agreement with the company. The Resignation Agreement provided for: (i) termination of all of Mr. Buckelew's 115,000 options to purchase company stock (which had a vested market value at that time of approximately $225,000), (ii) forgiveness of the above referenced relocation loan, (iii) a general release by Mr. Buckelew in favor of the company, (iv) certain payments to Mr. Buckelew totaling approximately $200,000 and (v) certain executive outplacement services. The Resignation Agreement also included provisions covering confidentiality of company information, protection of company intellectual property and certain other matters.

                             INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP has been selected to serve as the company's independent auditors for the 1996 fiscal year. This firm has audited the company's financial statements since 1983. One or more representatives of KPMG Peat Marwick will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Pursuant to proxy rule 14(a)(3)(i), any proposals of stockholders intended to be presented at the company's fiscal 1996 Annual Meeting of Stockholders must be received by the secretary of the company at the address of the company set forth on the first page of this Proxy Statement on or before June 8, 1996 in order to be considered for inclusion in the company's proxy materials for that meeting. In addition, under the company's Bylaws, nominations of candidates for election to the company's Board of Directors and other stockholder proposals must generally be received by the Secretary of the company not less than 60 days prior to the Annual Meeting in order to be considered and acted upon at the Annual Meeting.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are presented properly for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders, insofar as such proxies are not limited to the contrary.

                                          By Order of the Board of Directors,

                                          /s/ Steven A. Jaye

                                          Steven A. Jaye
                                          Vice president, general counsel
                                          and secretary

- - -------------------------------------------------------------------------------
                                                         Please mark
                                                        your votes as [X]
                                                        indicated in
                                                        this example

  THE SUNRISE MEDICAL BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2:

Item 1-ELECTION OF DIRECTORS
    NOMINEES:

Richard H. Chandler      Murray Hutchison                  WITHHELD
Lee Ault III             William L. Pierpoint     FOR       FOR ALL
Lloyd E. Cotsen          Joseph Stemler           [ ]         [ ]
Babette Heimbuch         J. R. Woodhull

WITHHELD FOR ONE OR MORE: (Write that nominee's name in the space provided below).

- - -----------------------------------

Item 2-APPROVAL OF THE PROXIES TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]



                               WILL ATTEND  [ ]
                                 MEETING

SIGNATURE(S) __________________________    DATE _______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- - -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

- - -------------------------------------------------------------------------------
PROXY

                             SUNRISE MEDICAL INC.

  The undersigned holder of Common Stock acknowledges receipt of a copy of the Annual Report and the Proxy Statement dated March 29, 1996 and, revoking any proxy heretofore given, hereby constitutes and appoints Mr. Richard H. Chandler and Mr. Steven A. Jaye, and each of them, as proxies, each of them with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, cumulatively or otherwise as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 15, 1996, at the Annual Meeting of Stockholders to be held on April 30, 1996, at 2:00 P.M. PST at the Del Mar Hilton Hotel and any adjournment thereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

  PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

- - -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE